Exhibit 99.1

IAC EXTENDS CONSENT TIME AND EXPIRATION TIME IN CONNECTION WITH
ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 7% SENIOR NOTES
 DUE 2013

OFFER TO BE AMENDED AND RESTATED SHORTLY

NEW YORK – July 23, 2008 – IAC (NASDAQ: IACI) announced today, in connection with its previously announced cash tender offer for any and all of its outstanding 7% Senior Notes due 2013 (the “Notes”) (CUSIP Nos. 902984AD5 & 902984AC7 / ISINs US902984AD51, US902984AC78 & USU9033KAA26) and related consent solicitation to amend the indenture governing the Notes, that it is extending the Consent Time (as defined in the Offer to Purchase and Consent Solicitation Statement dated June 11, 2008 (the “Offer to Purchase”)) from 5:00 p.m., New York City time, on Wednesday, July 23, 2008, to 5:00 p.m., New York City time, on Monday, August 4, 2008, and is extending the Expiration Time (as defined in the Offer to Purchase) from Midnight, New York City time, on Wednesday, August 6, 2008, to Midnight, New York City time, on Monday, August 11, 2008. IAC also is extending the Price Determination Date (as defined in the Offer to Purchase) from July 23, 2008 to July 28, 2008. Holders who previously have tendered Notes do not need to retender their Notes or take any other action in response to these extensions.

As previously announced, IAC has entered into an agreement with certain holders of Notes pursuant to which IAC has agreed, among other things, to amend the terms of the tender offer and consent solicitation. IAC expects to make this amendment shortly by distribution of an Amended and Restated Offer to Purchase and Consent Solicitation Statement (the “Amended Offer to Purchase”) and a related Amended and Restated Letter of Transmittal and Consent. In connection with this agreement, IAC stated that the issuance and exchange of new notes of Interval Acquisition Corp. (“Interval”) for Notes pursuant to the agreement, together with the offer to purchase and consent solicitation as amended, are being made in connection with the spinoff of Interval Leisure Group, Inc., and are intended to give rise to a succession event (with Interval as the sole successor to IAC) for credit derivatives purposes.

Except for the extension of the Consent Time, Expiration Time and Price Determination Date as described above, the tender offer and consent solicitation and the Offer to Purchase and related Letter of Transmittal and Consent remain in full force and effect. The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including (i) the Minimum Tender Condition, which requires that Notes representing not less than a majority in aggregate principal amount of Notes outstanding (excluding Notes owned by IAC or any of its affiliates) be validly tendered (and not validly withdrawn) prior to the Expiration Time; (ii) the Spin-Off Condition, which requires that all conditions precedent to the previously announced proposed spin-offs to IAC’s stockholders shall have been satisfied or waived by IAC and the distribution of shares of one or more of the companies to be spun-off shall have occurred prior to the Expiration Time; and (iii) the Indenture Condition, which requires that the supplemental indenture implementing the proposed amendments shall have been executed by the indenture trustee. IAC expects, however, that the Amended Offer to Purchase will not include the Minimum Tender Condition.

The tender offer will expire at Midnight, New York City time, on August 11, 2008, unless further extended or earlier terminated by IAC. The consent solicitation will expire at 5:00 p.m., New York City time, on August 4, 2008, unless further extended or earlier terminated by IAC. The yield on the Reference Security (as defined in the Offer to Purchase) will be calculated at 2:00 p.m. on July 28, 2008, unless the Price Determination Date is further extended or the tender offer and consent solicitation are earlier terminated by IAC. Except for the extensions described above, the complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal and Consent.

IAC has retained Morgan Stanley & Co., Incorporated to act as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1941 (collect) (Attn: Liability Management). Requests for documentation may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer and consent solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes. The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase that IAC has distributed to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Important Information
The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties. Additionally, IAC is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About IAC
IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contacts IAC Investor Relations: Eoin Ryan (212) 314-7400	IAC Corporate Communications: Stacy Simpson/ Leslie Cafferty (212) 314-7470/ 7326